8SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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14a-6(e)(2))

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[X] Soliciting Material Pursuant to Section 240.14a-12

                             DELCATH SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)
                   -----------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[GRAPHIC OMITTED]


Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Garth Russell
M. S. Koly, Chief Executive Officer         KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1250
www.delcath.com                             tfromer@kcsa.com / grussell@kcsa.com
---------------                             ----------------   -----------------

Media Contacts:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com                                    FOR IMMEDIATE RELEASE
------------------


                    ISS Recommends AGAINST giving Control of
                     Delcath's Board of Directors to Laddcap
                                      - - -
      Delcath Requests Investors Vote Gold to Revoke Any Blue Consent Cards

STAMFORD, Conn., September 13, 2006 -- Delcath Systems, Inc. (NASDAQ: DCTH) announced today that Institutional Shareholder Services ("ISS"), the nation's leading independent proxy advisory firm, recommended that its clients holding the Company's shares NOT give control of Delcath's Board of Directors to Laddcap.

The ISS recommendation follows a thorough analysis of the situation between Laddcap and the Delcath Board of Directors, and the potential negative impact on shareholder value if Laddcap were to succeed in replacing the entire board of directors of Delcath Systems. In its report, ISS stated, "...we believe that replacement of the entire board is likely to adversely affect shareholder value by significantly increasing 'management continuity' uncertainty, especially if Mr. Koly resigns. Moreover, after meeting with both Laddcap and Delcath, we were not convinced that the dissident's plan is much different from that of the management. Also, we believe, that the recent decline in stock price, following Laddcap's written consent announcement, is also indicative of investor concern about potential management change. Consequently, we recommend shareholders nominate two members from Laddcap's slate to the board, replacing two existing directors."

"Although we are disappointed by ISS's split decision, we are pleased their report acknowledges that giving complete control of the Board to Laddcap is not in the best interest of shareholders," stated M.S. Koly, President and Chief Executive Officer of Delcath Systems. "In their report, the ISS recommends shareholders nominate two directors representing Ladd's interests and removing two of our proven Board members. Based on recent discussions with Mr. Ladd to reach a compromise, we feel he will stop at nothing short of control of Delcath's Board. We have previously stated, and the ISS report reinforces our position that giving Mr. Ladd control of the Board is likely to have an adverse affect on shareholder value."



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DELCATH RECOMMENDS THAT SHAREHOLDERS THAT HAVE RETURNED A BLUE CONSENT CARD
IMMEDIATELY SIGN AND COMPLETE A GOLD CONSENT CARD. DO NOT SIGN ANY BLUE CARD YOU RECEIVE FROM LADDCAP VALUE PARTNERS LP.

Urgent: While it is unclear if ISS's recommendation is even workable under the Company's bylaws, in order to vote according to ISS, shareholders must check the following boxes before returning a BLUE consent card:

     o Check the Consent Box for Proposal One and write in the names of Mr. Koly, Dr. Herschkowitz and Mr. Isdaner

     o Check the Consent box on Proposal 2 and write in the names of Messrs. Foltz, Nicholls and Zeidman

     o    Check the Consent box on Proposal 3

ISS is widely recognized as the nation's leading independent proxy advisory firm, providing vote recommendations for more than 8,500 U.S. shareholder meetings annually. Its analyses and recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States.

About Institutional Shareholder Services

(ISS) is the world's leading provider of proxy voting and corporate governance services with over 20 years of experience. ISS serves more than 1,600 institutional and corporate clients worldwide with its core business -- analyzing proxies and issuing informed research and objective vote recommendations for more than 33,000 companies across 115 markets worldwide.

About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the United States, Europe, Asia and Canada. For more information, please visit the Company's website, www.delcath.com.

This release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

On August 17, 2006, Laddcap filed a definitive consent solicitation statement with the SEC relating to Laddcap's proposal to, among other things, remove the current Board of Directors and replace them with Laddcap's nominees. In response, on August 21, 2006, Delcath filed a definitive consent revocation statement on Form DEFC14A (the "Definitive Consent Revocation Statement") with the SEC in opposition to Laddcap's consent solicitation. Delcath shareholders should read the Definitive Consent


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Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the shareholders' interests in Laddcap's consent solicitation.

The Definitive Consent Revocation Statement and other public filings made by Delcath with the SEC are available free of charge at the SEC's website at www.sec.gov. Delcath also will provide a copy of these materials free of charge upon request to Delcath Systems, Inc., Attention: M.S. Koly, Chief Executive Officer, (203) 323-8668.

If you have any questions, please call MacKenzie Partners, Inc., toll-free at
(800) 322-2885 or collect at (212) 929-5500.

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